Exhibit 99.8

BETSY C. MANIFOLD (SBN 182450)
RACHELE R. BYRD (SBN 190634)
MARISA C. LIVESAY (SBN 223247)
BRITTANY N. DEJONG (SBN 258766)
WOLF HALDENSTEIN ADLER
FREEMAN & HERZ LLP
750 B Street, Suite 1820
San Diego, CA 92101
Telephone: (619) 239-4599
Facsimile: (619) 234-4599
manifold@whafh.com
byrd@whafh.com
livesay@whafh.com
dejong@whafh.com

Attorneys for Plaintiff

[Additional Counsel on Signature Page]

UNITED STATES DISTRICT COURT

NORTHERN DISTRICT OF CALIFORNIA

ELAINE WANG,	)	Case No.
)
Plaintiff,	)
)
	)	COMPLAINT FOR VIOLATIONS OF
v.	)	SECTIONS 14(a) AND 20(a) OF THE
	)	SECURITIES EXCHANGE ACT OF
INPHI CORPORATION, DADO BANATAO,	)	1934
NICHOLAS BRATHWAITE, DR.	)
CHENMING HU, DR. DAVID LIDDLE, DR.	)	DEMAND FOR JURY TRIAL
BRUCE MCWILLIAMS, ELISSA MURPHY,	)
WILLIAM J. RUEHLE, SAM SRINIVASAN,	)
and DR. FORD TAMER,	)
)
Defendants.	)
)
)
)
)

COMPLAINT FOR VIOLATIONS OF SECTIONS 14(a) AND 20(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Plaintiff Elaine Wang (“Plaintiff”), by her attorneys, makes the following allegations against Inphi Corporation (“Inphi” or the “Company”) and the members of the board of directors of Inphi (the “Board” or “Individual Defendants,” along with Inphi, collectively referred to as the “Defendants”), for their violations of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), 15 U.S.C. §§ 78n(a), 78t(a), SEC Rule 14a-9, 17 C.F.R. 240.14a-9, and Regulation G, 17 C.F.R. § 244.100 in connection with the proposed acquisition (the “Proposed Transaction”) of Inphi by affiliates of Marvell Technology Group Ltd. (“Marvell”). The allegations in this complaint are based on the personal knowledge of Plaintiff as to herself and on information and belief (including the investigation of counsel and review of publicly available information) as to all other matters stated herein.

INTRODUCTION

1.     This is an action brought by Plaintiff to enjoin a transaction whereby Maui Acquisition Company Ltd (“Bermuda Merger Sub”), a Bermuda exempted company and wholly owned subsidiary of Marvell Technology, Inc., a Delaware corporation and a wholly owned subsidiary of Marvell (“HoldCo”), will merge with and into Marvell, and Indigo Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of HoldCo (“Delaware Merger Sub”) will merge with and into Inphi, with Marvell and Inphi becoming wholly owned subsidiaries of HoldCo, a new holding company (the “Proposed Transaction”). Pursuant to the Merger Agreement, Inphi shareholders will receive 2.323 shares of common stock of Marvell Technology, Inc. and $66.00 in cash for each share of Inphi common stock owned (the “Merger Consideration”). The Board has unanimously recommended to the Company’s stockholders that they vote for the Proposed Transaction at the special meeting of the Inphi shareholders. Inphi shareholders will own approximately 17% of the post-transaction entity and Marvell shareholders will own 83% of the post-transaction entity.

2.     To convince Inphi stockholders to vote in favor of the Proposed Transaction, on December 22, 2020, the Board authorized the filing of a materially incomplete and misleading Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (“SEC”). The Registration Statement violates Sections 14(a) and 20(a) of

COMPLAINT FOR VIOLATIONS OF SECTIONS 14(a) AND 20(a) OF THE SECURITIES EXCHANGE ACT OF 1934

the Exchange Act by noncompliance with Regulation G and SEC Rule 14a-9 (17 C.F.R. § 244.100 and 17 C.F.R. § 240.14a-9, respectively).

3.     Defendants have failed to disclose certain material information necessary for Inphi stockholders to properly assess the fairness of the Proposed Transaction, thereby violating SEC rules and regulations and rendering certain statements in the Registration Statement materially incomplete and misleading.

4.     In particular, the Registration Statement contains materially incomplete and misleading information concerning the financial forecasts for the Company prepared and relied upon by the Board in recommending to the Company’s stockholders that they vote in favor of the Proposed Transaction. The same forecasts were used by Inphi’s financial advisor, Qatalyst Partners LP (“Qatalyst”), in conducting its valuation analyses in support of its fairness opinion. The Registration Statement also contains materially incomplete and misleading information concerning certain financial analyses performed by the financial advisors.

5.     The material information that has been omitted from the Registration Statement must be disclosed prior to the forthcoming stockholder vote in order to allow the stockholders to make an informed decision regarding the Proposed Transaction.

6.     For these reasons, and as set forth in detail herein, Plaintiff asserts claims against Defendants for violations of Sections 14(a) and 20(a) of the Exchange Act, based on Defendants’ violations of Regulation G and Rule 14a-9. Plaintiff seeks to enjoin Defendants from holding the stockholders vote on the Proposed Transaction and taking any steps to consummate the Proposed Transaction unless, and until, all material information discussed below is disclosed to Inphi stockholders sufficiently in advance of the vote on the Proposed Transaction or, in the event the Proposed Transaction is consummated without corrective disclosures, to recover damages resulting from Defendants’ violations of the Exchange Act.

JURISDICTION AND VENUE

7.     This Court has subject matter jurisdiction pursuant to Section 27 of the Exchange Act (15 U.S.C. § 78aa) and 28 U.S.C. § 1331 (federal question jurisdiction) as Plaintiff alleges violations of Section 14(a) and 20(a) of the Exchange Act.

COMPLAINT FOR VIOLATIONS OF SECTIONS 14(a) AND 20(a) OF THE SECURITIES EXCHANGE ACT OF 1934

8.     This Court has personal jurisdiction over each defendant named herein because each defendant is either a corporation that does sufficient business in California or an individual who has sufficient minimum contacts with California to render the exercise of jurisdiction by the California courts permissible under traditional notions of fair play and substantial justice.

9.     Venue is proper in this District under Section 27 of the Exchange Act, 15 U.S.C. § 78aa, as well as under 28 U.S.C. § 1391, because Inphi is headquartered in this District.

PARTIES

10.     Plaintiff has owned the common stock of Inphi since prior to the announcement of the Proposed Transaction herein complained of and continues to own this stock.

11.     Inphi is a corporation duly organized and existing under the laws of Delaware and maintains its principal offices in San Jose, California. Inphi is, and at all relevant times hereto was, listed and traded on the NASDAQ Stock Exchange under the symbol “IPHI.”

12.     Defendant Dado Banatao has been a member of the Board since 2000 and serves as the Chairman Emeritus.

13.     Defendant Nicholas Brathwaite has been a member of the Board since 2013.

14.     Defendant Dr. Chenming Hu has been a member of the Board since 2010.

15.     Defendant Dr. David Liddle has been a member of the Board since 2012.

16.     Defendant Dr. Bruce McWilliams has been a member of the Board since 2012.

17.     Defendant Elissa Murphy has been a member of the Board since 2015.

18.     Defendant William J. Ruehle has been a member of the Board since 2017.

19.     Defendant Sam Srinivasan has been a member of the Board since 2007 and is the lead director.

20.     Defendant Dr. Ford Tamer has been a member of the Board since 2012 and is also the Company’s President and Chief Executive Officer.

21.     The Defendants referred to in paragraphs 12-20 are collectively referred to herein as the “Individual Defendants” and/or the “Board.”

22.     The Defendants referred to in paragraphs 11-20 are collectively referred to herein as the “Defendants.”

COMPLAINT FOR VIOLATIONS OF SECTIONS 14(a) AND 20(a) OF THE SECURITIES EXCHANGE ACT OF 1934

SUBSTANTIVE ALLEGATIONS

The Proposed Transaction

23.     On October 29, 2020, Inphi and Marvell jointly announced that it had entered into the Agreement and Plan of Merger (the “Merger Agreement”):

SANTA CLARA, Calif. and SAN JOSE, Calif., Oct. 29, 2020 /PRNewswire/ — Marvell Technology Group Ltd. (NASDAQ: MRVL), a leader in infrastructure semiconductor solutions, and Inphi Corporation (NASDAQ: IPHI), a leader in high-speed data movement, today announced a definitive agreement, unanimously approved by the boards of directors of both companies, under which Marvell will acquire Inphi in a cash and stock transaction. In conjunction with the transaction, Marvell intends to reorganize so that the combined company will be domiciled in the United States, creating a U.S. semiconductor powerhouse with an enterprise value of approximately $40 billion.

Inphi has built a leading high-speed data interconnect platform uniquely suited to meet the insatiable demand for increased bandwidth and low power for the cloud data centers and global networks of the future. Inphi’s high-speed electro-optics portfolio provides the connectivity fabric for cloud data centers and wired and wireless carrier networks, just as Marvell’s copper physical layer portfolio does for enterprise and future in-vehicle networks. Combining Marvell’s storage, networking, processor, and security portfolio, with Inphi’s leading electro-optics interconnect platform, will position the combined company for end-to-end technology leadership in data infrastructure. This highly complementary transaction expands Marvell’s addressable market, strengthens customer base, and accelerates Marvell’s leadership in hyperscale cloud data centers and 5G wireless infrastructure.

Today’s machine learning and other data-driven workloads have expanded beyond the confines of the server and now span the entire cloud data center, making the software-defined data center the new computing paradigm. This trend drives hyper-connectivity within the data center, putting electro-optical interconnects at the heart of the cloud architecture. In addition, the need for bandwidth between data centers continues to grow at astounding rates. Combined with explosive Internet traffic growth and the rollout of new ultra-fast 5G wireless networks, the importance of Inphi’s high-speed data interconnect solutions will only accelerate. The combined company will be uniquely positioned to serve the data-driven world, addressing high growth, attractive end markets – cloud datacenter and 5G.

Our combined scale will provide more resources and capabilities to continue to invest and better manage the rapidly ramping process technology costs. The transaction is expected to generate annual run-rate synergies of $125 million to be realized within 18 months after the transaction closes and is expected to become

COMPLAINT FOR VIOLATIONS OF SECTIONS 14(a) AND 20(a) OF THE SECURITIES EXCHANGE ACT OF 1934

accretive to Marvell’s non-GAAP earnings per share by the end of the first year after the transaction closes.

“Our acquisition of Inphi will fuel Marvell’s leadership in the cloud and extend our 5G position over the next decade,” said Matt Murphy, president and CEO of Marvell. “Inphi’s technologies are at the heart of cloud data center networks and they continue to extend their leadership with innovative new products, including 400G data center interconnect optical modules, which leverage their unique silicon photonics and DSP technologies. We believe that Inphi’s growing presence with cloud customers will also lead to additional opportunities for Marvell’s DPU and ASIC products.”

“Marvell and Inphi share a vision to enable the world’s data infrastructure and we have both transformed our respective businesses to benefit from the strong secular growth expected in the cloud data center and 5G wireless markets,” said Ford Tamer, President and CEO of Inphi. “Combining with Marvell significantly increases our scale, accelerates our access to the next generations of process technology, and opens up new opportunities in 5G connectivity.”

Upon closing, Ford Tamer, Inphi’s President and CEO, will join Marvell’s Board of Directors.

Transaction Structure and Terms

Under the terms of the definitive agreement, the transaction consideration will consist of $66 in cash and 2.323 shares of stock of the combined company for each Inphi share. Upon closing of the transaction, Marvell shareholders will own approximately 83% of the combined company and Inphi stockholders will own approximately 17% of the combined company.

Marvell intends to finance the transaction with cash on hand, and additional financing. Marvell has obtained debt financing commitments from JPMorgan Chase Bank, N.A. The transaction is not subject to any financing condition and is expected to close by the second half of calendar 2021, subject to the approval of Marvell shareholders and Inphi stockholders and the satisfaction of customary closing conditions, including applicable regulatory approvals.

Advisors

J.P. Morgan Securities LLC served as exclusive financial advisor to Marvell and also provided committed financing for the transaction and Hogan Lovells US LLP served as legal advisor. Qatalyst Partners LP served as exclusive financial advisor to Inphi and Pillsbury Winthrop Shaw Pittman LLP served as legal advisor.

The Materially Misleading and Incomplete Solicitation Statement

24.     On December 22, 2020, Defendants caused the Registration Statement to be filed with the SEC in connection with the Proposed Transaction. The Registration Statement solicits

COMPLAINT FOR VIOLATIONS OF SECTIONS 14(a) AND 20(a) OF THE SECURITIES EXCHANGE ACT OF 1934

the Company’s shareholders to vote in favor of the Proposed Transaction. Defendants were obligated to carefully review the Registration Statement before it was filed with the SEC and disseminated to the Company’s shareholders to ensure that it did not contain any material misrepresentations or omissions. However, the Registration Statement misrepresents and/or omits material information that is necessary for the Company’s shareholders to make an informed decision concerning whether to vote in favor of the Proposed Transaction, in violation of Sections 14(a) and 20(a) of the Exchange Act.

Financial Forecasts

25.     The Registration Statement discloses tables for forecasts for both Inphi and Marvell (the “Projections”). However, the Registration Statement fails to provide material information concerning these Projections, which were developed by the Company’s management and relied upon by the Board in recommending that the shareholders vote in favor of the Proposed Transaction. These financial forecasts were also relied upon by the Company’s financial advisor, Qatalyst, in rendering its fairness opinion.

26.     With respect to the Marvell Management Projections of Marvell Financial Information and Marvell Management Adjustment of Inphi Prospective Financial Information, the Registration Statement fails to provide: (i) the value of certain line items used to calculate (a) EBITDA, (b) Unlevered Free Cash Flow including SBC, and (c) Unlevered Free Cash Flow excluding SBC; (ii) a reconciliation to its most comparable GAAP measures, in direct violation of Regulation G and, consequently, Section 14(a); and (iii) stock-based compensation.

27.     With respect to the Inphi Management Projections of Inphi Financial Information, Inphi Management Extrapolations of Marvell Prospective Financial Information, and Inphi Management Projection of Certain Pro Forma Financial Information, the Registration Statement fails to provide: (i) the value of certain line items used to calculate (a) Non-GAAP Operating Income, (b) Non-GAAP Net Operating Profit After Taxes, and (c) EBITDA; and (ii) a reconciliation to its most comparable GAAP measures, in direct violation of Regulation G and, consequently, Section 14(a).

28.     The SEC has indicated that if the most directly comparable GAAP measure is not

COMPLAINT FOR VIOLATIONS OF SECTIONS 14(a) AND 20(a) OF THE SECURITIES EXCHANGE ACT OF 1934

accessible on a forward-looking basis, the company must disclose that fact, provide any reconciling information that is available without unreasonable effort, identify any unavailable information and disclose the probable significance of that information. A company is permitted to provide the projected non-GAAP measure, omit the quantitative reconciliation and qualitatively explain the types of gains, losses, revenues or expenses that would need to be added to or subtracted from the non-GAAP measure to arrive at the most directly comparable GAAP measure, without attempting to quantify all those items.

29.     When a company discloses non-GAAP financial measures in a registration statement that were relied on by a board of directors to recommend that shareholders exercise their corporate suffrage rights in a particular manner, the company must, pursuant to SEC regulatory mandates, also disclose all forecasts and information necessary to make the non-GAAP measures not misleading, and must provide a reconciliation (by schedule or other clearly understandable method) of the differences between the non-GAAP financial measure disclosed or released with the most comparable financial measure or measures calculated and presented in accordance with GAAP. 17 C.F.R. § 244.100.

30.     Indeed, the SEC has increased its scrutiny of the use of non-GAAP financial measures in communications with shareholders. Former SEC Chairwoman Mary Jo White has stated that the frequent use by publicly traded companies of unique company-specific, non-GAAP financial measures (as Inphi included in the Registration Statement here), implicates the centerpiece of the SEC’s disclosures regime:

In too many cases, the non-GAAP information, which is meant to supplement the GAAP information, has become the key message to investors, crowding out and effectively supplanting the GAAP presentation. Jim Schnurr, our Chief Accountant, Mark Kronforst, our Chief Accountant in the Division of Corporation Finance and I, along with other members of the staff, have spoken out frequently about our concerns to raise the awareness of boards, management and investors. And last month, the staff issued guidance addressing a number of troublesome practices which can make non-GAAP disclosures misleading: the lack of equal or greater prominence for GAAP measures; exclusion of normal, recurring cash operating expenses; individually tailored non-GAAP revenues; lack of consistency; cherry-picking; and the use of cash per share data. I strongly urge companies to carefully consider this guidance and revisit their approach to non-

COMPLAINT FOR VIOLATIONS OF SECTIONS 14(a) AND 20(a) OF THE SECURITIES EXCHANGE ACT OF 1934

GAAP disclosures. I also urge again, as I did last December, that appropriate controls be considered and that audit committees carefully oversee their company’s use of non-GAAP measures and disclosures.1

31.     The SEC has repeatedly emphasized that disclosure of non-GAAP forecasts can be inherently misleading and has therefore heightened its scrutiny of the use of such forecasts.2 Indeed, the SEC’s Division of Corporation Finance released a new and updated Compliance and Disclosure Interpretation (“C&DI”) on the use of non-GAAP financial measures to clarify the extremely narrow and limited circumstances, known as the business combination exemption, where Regulation G would not apply.3

32.     More importantly, the C&DI clarifies when the business combination exemption does not apply:

There is an exemption from Regulation G and Item 10(e) of Regulation S-K for non-GAAP financial measures disclosed in communications subject to Securities Act Rule 425 and Exchange Act Rules 14a-12 and 14d-2(b)(2); it is also intended to apply to communications subject to Exchange Act Rule 14d-9(a)(2). This exemption does not extend beyond such communications. Consequently, if the same non-GAAP financial measure that was included in a communication filed under one of those rules is also disclosed in a Securities Act registration statement, proxy statement, or tender offer statement, this exemption from Regulation G and Item 10(e) of Regulation S-K would not be available for that non-GAAP financial measure.

Id.

33.     Thus, the C&DI makes clear that the so-called “business combination” exemption

[1]

Mary Jo White, Keynote Address, International Corporate Governance Network Annual Conference: Focusing the Lens of Disclosure to Set the Path Forward on Board Diversity, Non- GAAP, and Sustainability (June 27, 2016), https://www.sec.gov/news/speech/chair-white-icgn-speech.html (last visited Aug. 18, 2020) (emphasis added).

[2]

See, e.g., Nicolas Grabar and Sandra Flow, Non-GAAP Financial Measures: The SEC’s Evolving Views, HARVARD LAW SCHOOL FORUM ON CORPORATE GOVERNANCE (June 24, 2016), https://corpgov.law.harvard.edu/2016/06/24/non-gaap-financial-measures-the-secs-evolving-views/ (last visited Mar. 7, 2019); Gretchen Morgenson, Fantasy Math Is Helping Companies Spin Losses Into Profits, N.Y. TIMES, Apr. 22, 2016, http://www.nytimes.com/2016/04/24/business/fantasy-math-is-helping-companies-spin-losses-into-profits.html?_r=0 (last visited Aug. 18, 2020).

[3]

Non-GAAP Financial Measures, U.S. SECURITIES AND EXCHANGE COMMISSION (Apr. 4, 2018), https://www.sec.gov/divisions/corpfin/guidance/nongaapinterp.htm#101 (last visited Aug. 18, 2020). To be sure, there are other situations where Regulation G would not apply but are not applicable here.

COMPLAINT FOR VIOLATIONS OF SECTIONS 14(a) AND 20(a) OF THE SECURITIES EXCHANGE ACT OF 1934

from the Regulation G non-GAAP to GAAP reconciliation requirement applies solely to the extent that a third-party, such as a financial advisor, has utilized projected non-GAAP financial measures to render a report or opinion to the Board. To the extent the Board also examined and relied on internal financial forecasts to recommend a transaction, Regulation G applies.

34.     Thus, to bring the Registration Statement into compliance with Regulation G as well as cure the materially misleading nature of the forecasts under SEC Rule 14a-9 as a result of the omitted information, Defendants must provide a reconciliation table of the non-GAAP measures to the most comparable GAAP measures.

Financial Analyses

35.     With respect to Qatalyst’s Illustrative Discounted Cash Flow Analysis – Standalone Company, the Registration Statement fails to disclose: (i) the underlying inputs used to derive the discount rate of 8.0% to 11.5%; (ii) the terminal values for Inphi; (iii) the number of fully diluted outstanding shares of Inphi common stock.

36.     With respect to Qatalyst’s Illustrative Discounted Cash Flow Analysis – Pro Forma Combined Company, the Registration Statement fails to disclose: (i) the underlying inputs used to derive the discount rate of 8.0% to 10.0%; (ii) the terminal values for HoldCo; (iii) the number of fully diluted HoldCo shares.

37.     In sum, the Registration Statement independently violates both: (i) Regulation G, which requires a presentation and reconciliation of any non-GAAP financial measure to their most directly comparable GAAP equivalent; and (ii) Rule 14a-9, since the material omitted information renders certain statements, discussed above, materially incomplete and misleading. As the Registration Statement independently contravenes the SEC rules and regulations, Defendants violated Section 14(a) and Section 20(a) of the Exchange Act by filing the Registration Statement to garner votes in support of the Proposed Transaction from Inphi shareholders.

38.     Absent disclosure of the foregoing material information prior to the special shareholder meeting to vote on the Proposed Transaction, Plaintiff will not be able to make a fully informed decision regarding whether to vote in favor of the Proposed Transaction, and she is thus

COMPLAINT FOR VIOLATIONS OF SECTIONS 14(a) AND 20(a) OF THE SECURITIES EXCHANGE ACT OF 1934

threatened with irreparable harm, warranting the injunctive relief sought herein.

FIRST CAUSE OF ACTION

(Against All Defendants for Violations of Section 14(a) of the Exchange Act

and 17 C.F.R. § 244.100 Promulgated Thereunder)

39.     Plaintiff repeats and re-alleges each allegation set forth above as if fully set forth herein.

40.     Section 14(a)(1) of the Exchange Act makes it “unlawful for any person, by the use of the mails or by any means or instrumentality of interstate commerce or of any facility of a national securities exchange or otherwise, in contravention of such rules and regulations as the Commission may prescribe as necessary or appropriate in the public interest or for the protection of investors, to solicit or to permit the use of his name to solicit any proxy statement or consent or authorization in respect of any security (other than an exempted security) registered pursuant to section 78l of this title.” 15 U.S.C. § 78n(a)(1).

41.     As set forth above, the Registration Statement omits information required by SEC Regulation G, 17 C.F.R. § 244.100, which independently violates Section 14(a). SEC Regulation G, among other things, requires an issuer that chooses to disclose a non-GAAP measure to provide a presentation of the “most directly comparable” GAAP measure, and a reconciliation “by schedule or other clearly understandable method” of the non-GAAP measure to the “most directly comparable” GAAP measure. 17 C.F.R. § 244.100(a).

42.     The failure to reconcile the numerous non-GAAP financial measures included in the Registration Statement violates Regulation G and constitutes a violation of Section 14(a).

SECOND CAUSE OF ACTION

(Against All Defendants for Violations of Section 14(a) of the Exchange Act

and Rule 14a-9 Promulgated Thereunder)

43.     Plaintiff repeats and re-alleges each allegation set forth above as if fully set forth herein.

44.     SEC Rule 14a-9 prohibits the solicitation of shareholder votes in registration statements that contain “any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to

COMPLAINT FOR VIOLATIONS OF SECTIONS 14(a) AND 20(a) OF THE SECURITIES EXCHANGE ACT OF 1934

state any material fact necessary in order to make the statements therein not false or misleading . . . .” 17 C.F.R. § 240.14a-9.

45.     Regulation G similarly prohibits the solicitation of shareholder votes by “mak[ing] public a non-GAAP financial measure that, taken together with the information accompanying that measure . . . contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the presentation of the non-GAAP financial measure . . . not misleading.” 17 C.F.R. § 244.100(b).

46.     Defendants have issued the Registration Statement with the intention of soliciting shareholder support for the Proposed Transaction. Each of the Defendants reviewed and authorized the dissemination of the Registration Statement, which fails to provide critical information regarding, amongst other things, the financial forecasts for the Company.

47.     In so doing, Defendants made untrue statements of fact and/or omitted material facts necessary to make the statements made not misleading. Each of the Individual Defendants, by virtue of their roles as officers and/or directors, were aware of the omitted information but failed to disclose such information, in violation of Section 14(a). The Individual Defendants were therefore negligent, as they had reasonable grounds to believe material facts existed that were misstated or omitted from the Registration Statement, but nonetheless failed to obtain and disclose such information to shareholders although they could have done so without extraordinary effort.

48.     The Individual Defendants knew or were negligent in not knowing that the Registration Statement is materially misleading and omits material facts that are necessary to render it not misleading. The Individual Defendants undoubtedly reviewed and relied upon the omitted information identified above in connection with their decision to approve and recommend the Proposed Transaction.

49.     The Individual Defendants knew or were negligent in not knowing that the material information identified above has been omitted from the Registration Statement, rendering the sections of the Registration Statement identified above to be materially incomplete and misleading.

COMPLAINT FOR VIOLATIONS OF SECTIONS 14(a) AND 20(a) OF THE SECURITIES EXCHANGE ACT OF 1934

50.     The Individual Defendants were, at the very least, negligent in preparing and reviewing the Registration Statement. The preparation of a registration statement by corporate insiders containing materially false or misleading statements or omitting a material fact constitutes negligence. The Individual Defendants were negligent in choosing to omit material information from the Registration Statement or failing to notice the material omissions in the Registration Statement upon reviewing it, which they were required to do carefully as the Company’s directors. Indeed, the Individual Defendants were intricately involved in the process leading up to the signing of the Merger Agreement and the preparation of the Company’s financial forecasts.

51.     Inphi is also deemed negligent as a result of the Individual Defendants’ negligence in preparing and reviewing the Registration Statement.

52.     The misrepresentations and omissions in the Registration Statement are material to Plaintiff, who will be deprived of her right to cast an informed vote if such misrepresentations and omissions are not corrected prior to the vote on the Proposed Transaction.

53.     Plaintiff has no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff be fully protected from the immediate and irreparable injury that Defendants’ actions threaten to inflict.

THIRD CAUSE OF ACTION

(Against the Individual Defendants for

Violations of Section 20(a) of the Exchange Act)

54.     Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

55.     The Individual Defendants acted as controlling persons of Inphi within the meaning of Section 20(a) of the Exchange Act as alleged herein. By virtue of their positions as officers and/or directors of Inphi, and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the incomplete and misleading statements contained in the Registration Statement filed with the SEC, they had the power to influence and control and did influence and control, directly or indirectly, the decision making of the Company, including the content and dissemination of the various statements that Plaintiff contends are materially

COMPLAINT FOR VIOLATIONS OF SECTIONS 14(a) AND 20(a) OF THE SECURITIES EXCHANGE ACT OF 1934

incomplete and misleading.

56.     Each of the Individual Defendants was provided with or had unlimited access to copies of the Registration Statement and other statements alleged by Plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause the statements to be corrected.

57.     In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of the Company, and, therefore, is presumed to have had the power to control or influence the particular transactions giving rise to the Exchange Act violations alleged herein, and exercised the same. The Registration Statement at issue contains the unanimous recommendation of each of the Individual Defendants to approve the Proposed Transaction. They were thus directly involved in preparing the Registration Statement.

58.     In addition, as the Registration Statement sets forth at length, and as described herein, the Individual Defendants were involved in negotiating, reviewing, and approving the Merger Agreement. The Registration Statement purports to describe the various issues and information that the Individual Defendants reviewed and considered. The Individual Defendants participated in drafting and/or gave their input on the content of those descriptions.

59.     By virtue of the foregoing, the Individual Defendants have violated Section 20(a) of the Exchange Act.

60.     As set forth above, the Individual Defendants had the ability to exercise control over and did control a person or persons who have each violated Section 14(a) and Rule 14a-9 by their acts and omissions as alleged herein. By virtue of their positions as controlling persons, these Defendants are liable pursuant to Section 20(a) of the Exchange Act. As a direct and proximate result of Individual Defendants’ conduct, Plaintiff will be irreparably harmed.

61.     Plaintiff has no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff be fully protected from the immediate and irreparable injury that Defendants’ actions threaten to inflict.

RELIEF REQUESTED

WHEREFORE, Plaintiff demands judgment against Defendants as follows:

COMPLAINT FOR VIOLATIONS OF SECTIONS 14(a) AND 20(a) OF THE SECURITIES EXCHANGE ACT OF 1934

A.     Preliminarily and permanently enjoining Defendants and their counsel, agents, employees and all persons acting under, in concert with, or for them, from proceeding with, consummating, or closing the Proposed Transaction, unless and until the Company discloses the material information discussed above which has been omitted from the Registration Statement;

B.     In the event that the proposed transaction is consummated, rescinding it and setting it aside, or awarding rescissory damages;

C. Awarding compensatory damages against Defendants, individually and severally, in an amount to be determined at trial, together with pre-judgment and post-judgment interest at the maximum rate allowable by law, arising from the Proposed Transaction;

D.     Awarding Plaintiff the costs and disbursements of this action and reasonable allowances for fees and expenses of Plaintiff’s counsel and experts; and

E.     Granting Plaintiff such other and further relief as the Court may deem just and proper.

DEMAND FOR JURY TRIAL

Plaintiff hereby demands a trial by jury.

DATED: December 24, 2020	WOLF HALDENSTEIN ADLER
FREEMAN & HERZ LLP

	By:	/s/ Rachele R. Byrd
RACHELE R. BYRD

BETSY C. MANIFOLD
RACHELE R. BYRD
MARISA C. LIVESAY
BRITTANY N. DEJONG
750 B Street, Suite 1820
San Diego, CA 92101
Telephone: (619) 239-4599
Facsimile: (619) 234-4599
manifold@whafh.com
byrd@whafh.com
livesay@whafh.com
dejong@whafh.com

COMPLAINT FOR VIOLATIONS OF SECTIONS 14(a) AND 20(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Of Counsel:

WOLF HALDENSTEIN ADLER
FREEMAN & HERZ LLP
GLORIA KUI MELWANI 270 Madison Avenue
New York, NY 10016
Telephone: (212) 545-4600
Facsimile: (212) 686-0114

Counsel for Plaintiff

COMPLAINT FOR VIOLATIONS OF SECTIONS 14(a) AND 20(a) OF THE SECURITIES EXCHANGE ACT OF 1934
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